                                                                    Exhibit 99.1
                                                                    ------------


Vesta Insurance Group Declares Dividend Distribution of Preferred Share Rights

Company Acts to Protect Shareholder Interests; Exercises Right to Reacquire Torchmark Shares

BIRMINGHAM, Ala., June 19 /PRNewswire/ -- The Board of Directors of Vesta Insurance Group, Inc. (NYSE: VTA - news) today announced the adoption of a Share Purchase Rights Plan designed to discourage takeovers that involve abusive tactics or that fail to provide fair value to shareholders. The plan is similar to plans previously adopted by many other publicly traded companies.

"The Board of Directors determined that this Share Purchase Rights Plan is an effective and reasonable method to safeguard the interests of our shareholders," said James E. Tait, Chairman and Chief Financial Officer of Vesta. "This action addresses our concern that our shareholders could be deprived of the future benefits of the current capital development program by an opportunistic, undervalued acquisition of the Company. The plan is designed to ensure that Vesta's shareholders maintain their rights to participate in the full measure of the Company's long-term potential, while not preventing a fully-valued bid for the Company."

The Share Purchase Rights Plan provides for a dividend distribution of one Preferred Share Purchase Right for each outstanding share of Vesta's common stock. The dividend distribution will be effective on June 19, 2000. The Rights distribution is not taxable to shareholders.

The Rights will be exercisable only if a person or group acquires a beneficial ownership of 10% or more of Vesta's common stock or announces a tender offer that would result in ownership of 10% or more of the common stock. The Rights entitle the holder to purchase one-one-hundredth of a share of a new series of preferred stock at an exercise price of $30.00, and will expire on June 15, 2010.

Following the acquisition of 10% or more of the Company's common stock by a person or group, the holders of the rights will be entitled to purchase additional shares of Vesta's common stock at one-half the prevailing market price, and, in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at half of the market price of those shares. In neither event, however, would the acquiring person or group be entitled to purchase Vesta's stock or its own shares at a reduced price.

Vesta will be able to redeem the Rights for $0.01 per Right at any time prior to ten days after a person or group acquires 10% or more of the Company's shares.

A letter outlining the Share Purchase Rights Plan in more detail is being sent to the Company's shareholders.

The Company also announced that on June 13, 2000, it exercised its right to reacquire 3,750,000 of the shares previously held by Torchmark Corporation at the price of $6.30 per share. Vesta intends to dispose of these shares promptly in privately negotiated transactions, each representing less than

10% of the total outstanding voting rights of the Company. To this end, the Company has entered into two separate letters of intent to dispose of these shares on terms which will not result in Vesta's recognition of any gain or loss and which will maintain the number of issued and outstanding shares at current levels. The terms of the private placements are not being disclosed. Vesta expects definitive closings of both placements to take place on or before June 29, 2000.

About Vesta Insurance Group, Inc.

Vesta Insurance Group, Inc., headquartered in Birmingham, Alabama, is a holding company for a group of property and casualty insurance companies.

Any statement contained in this report which is not a historical fact, or which might otherwise be considered a statement concerning the management's plans and/or objectives for future operations or the Company's anticipated future economic performance, whether expressed or implied, is meant as and should be considered a forward-looking statement as the term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained in this press release are based on the assumption that the transactions announced herein will actually be consummated, and a failure to consummate any of these transactions may cause actual future operations and results to differ materially from those contemplated by the forward-looking statements. In addition, these forward-looking statements are based on other assumptions and opinions concerning a variety of known and unknown risks, including but not necessarily limited to execution of a definitive agreement and closing of the subject transaction, changes in market conditions, natural disasters and other catastrophic events; increased competition, changes in availability and costs of reinsurance; changes in governmental regulations, in general economic conditions, as well as other risks more completely described in the Company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-k. If any of these assumptions or opinions prove incorrect, any forward-looking statements made on such assumptions or opinions may also prove materially incorrect in one or more respects.

                                       2